Exhibit 99.1

For more information, contact:
Kevin Belgrade KCI Corporate Communications Office: 210-216-1236 Email: kevin.belgrade@kci1.com

Todd Wyatt KCI Investor Relations Office: 210-255-6157 Email: todd.wyatt@kci1.com

KCI AND CONSORTIUM LED BY APAX PARTNERS

ANNOUNCE COMPLETION OF EXECUTIVE MANAGEMENT DISCUSSIONS

San Antonio, Texas – November 3, 2011 - Kinetic Concepts, Inc. (NYSE: KCI) and a consortium comprised of investment funds advised by Apax Partners and controlled affiliates of Canada Pension Plan Investment Board and the Public Sector Pension Investment Board today announced the completion of discussions regarding a retention and compensation program for KCI executive management following the contemplated merger transaction.

In connection with these discussions, Catherine M. Burzik has agreed to continue serving as President, CEO and Director through June 30, 2012. Ms. Burzik plans to transition her responsibilities to new leadership during 2012 before moving on to future opportunities. The terms of the program with other members of senior management include significant co-investment as well as long-term incentives.

“We are happy to have developed a new program to support the continuity of an experienced and highly effective management team,” said Buddy Gumina, partner and co-head of the Apax Healthcare Team. “We look forward to partnering with management to continue a history of success and pursue new growth opportunities at KCI.”

“I look forward to delivering strong business performance to wrap up 2011, and leading KCI into 2012 – a year in which we will build on the great success that our company has enjoyed,” said Ms. Burzik.

“Our executive management team is pleased to have this excellent opportunity to co-invest and participate meaningfully in KCI’s bright future,” said Martin J. Landon, Executive Vice President and CFO of KCI. “Our history of innovation and strong cash flows combined with the business acumen and shared vision of the financial sponsors will help us to build on leadership positions across our business units and around the world.”

The transaction involving the merger of KCI with Chiron Merger Sub, Inc. is planned to close on November 4, 2011.

About KCI

Kinetic Concepts, Inc. (NYSE:KCI) is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products for the wound care, tissue regeneration and therapeutic support system markets. Headquartered in San Antonio, Texas, KCI’s success spans more than three decades and can be traced to a history deeply rooted in innovation and a passion for significantly improving the healing and the lives of patients around the world. The company employs approximately 7,100 people and markets its products in more than 20 countries. For more information about KCI and how its products are changing the practice of medicine, visit www.KCI1.com.

About Apax Partners

Apax Partners is one of the world’s leading private equity investment groups. It operates across the United States, Europe and Asia and has more than 30 years of investing experience. Funds under the advice of Apax Partners total over $40 billion around the world. These Funds provide long-term equity financing to build and strengthen world-class companies. Apax Partners Funds invest in companies across its global sectors of Tech & Telecom, Retail & Consumer, Media, Healthcare and Financial & Business Services. For more information about Apax Partners, please visit www.apax.com.

About Canada Pension Plan Investment Board

Canada Pension Plan Investment Board (“CPPIB”) is a professional investment management organization that invests the funds not needed by the Canada Pension Plan (“CPP”) to pay current benefits on behalf of 17 million Canadian contributors and beneficiaries. In order to build a diversified portfolio of CPP assets, CPPIB invests in public equities, private equities, real estate, inflation-linked bonds, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in London and Hong Kong, CPPIB is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. At June 30, 2011, the CPP Fund totaled C$153.2 billion. For more information about CPPIB, please visit www.cppib.ca.

About PSP Investments

The Public Sector Pension Investment Board (PSP Investments) is a Canadian Crown corporation established to manage investments for the pension funds of the Public Service, the Canadian Forces, the Royal Canadian Mounted Police and the Reserve Force. PSP Investments manages a diversified global portfolio including stocks, bonds and other fixed-income securities, and investments in Private Equity, Real Estate, Infrastructure and Renewable Resources. As at March 31, 2011, assets under management totalled over $58 billion. For more information about PSP Investments, visit www.investpsp.ca.

Forward-Looking Statements

This press release may contain “forward-looking statements.” These forward-looking statements are only predictions, not historical facts, and involve significant risks and uncertainties, as well as assumptions and are not guarantees of future performance. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements include, without limitation, statements regarding the consummation of acquisition and merger, the amount and timing of co-investments by senior management and the intent of any parties about future actions. Actual results, levels of activity, performance, achievements and events could differ materially from those currently stated, anticipated or implied due to a number of risks and uncertainties. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, including under headings such as “Special Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the SEC from time to time. Except to the extent required by applicable federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.